Exhibit 99.1
X4 Pharmaceuticals Announces Strategic Restructuring to Drive Value and Maximize Opportunity for Mavorixafor in Chronic Neutropenia

Full enrollment in ongoing global, pivotal Phase 3 clinical trial in chronic neutropenia on track for mid-2025

Right-sizing commercial efforts to optimize XOLREMDI promotion and support U.S. WHIM syndrome community

Restructuring impact expected to extend cash runway into first half of 2026

BOSTON, Mass., February 6, 2025 – X4 Pharmaceuticals (Nasdaq: XFOR), a company driven to improve the lives of people with rare diseases of the immune system, announced today a restructuring of its workforce and capital spending to focus efforts on advancing mavorixafor to treat those with chronic neutropenia, while also optimizing its U.S. promotion of XOLREMDI® (mavorixafor), approved for the treatment of WHIM syndrome (warts, hypogammaglobulinemia, infections and myelokathexis), a rare immunodeficiency.

Strategic restructuring activities include:
•Reducing overall headcount by 43 people (approximately 30% of X4 employees), which includes discontinuing research efforts and closing the company’s facility in Vienna, Austria, as well as pausing pre-clinical drug candidate programs;
•Scaling the U.S. commercial field team and supporting roles across the company;
•Streamlining other spending to support the ongoing clinical development of mavorixafor for the larger population of those with chronic neutropenia.

“This strategic restructuring is being implemented to improve our operational efficiency and capital efficiency as we continue to maximize the global market opportunity for mavorixafor and to benefit the largest number of patients we can worldwide,” said Paula Ragan, Ph.D., President and Chief Executive Officer of X4 Pharmaceuticals. “We expect this organizational redesign to sharpen our focus on the execution of our ongoing global pivotal Phase 3 clinical trial of mavorixafor in chronic neutropenia while we continue to build WHIM communities through both our U.S. commercial presence and through global partnerships. We would like to express our gratitude to all of the X4tizens being impacted by this restructuring. Their contributions and dedication have not only helped shape who we are as a company today, but, we believe, will continue to positively impact the immunodeficiency community for years to come.”

X4 expects its efforts will decrease annual spending by $30-35 million and believes it will have sufficient funds to support operations into the first half of 2026. Workforce reductions are expected to be completed in the first quarter of 2025.

About X4 Pharmaceuticals
X4 is delivering progress for patients by developing and commercializing innovative therapies for those with rare diseases of the immune system and significant unmet needs. Leveraging expertise in CXCR4 and immune system biology, X4 has successfully developed mavorixafor, an orally available CXCR4 antagonist that is currently being marketed in the U.S. as XOLREMDI® in its first indication. The company is also evaluating additional uses of mavorixafor and is conducting a global, pivotal Phase 3 clinical trial (4WARD) in people with certain chronic neutropenic disorders. X4 is headquartered in Boston, Massachusetts. For more information, please visit www.x4pharma.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” or other similar terms or expressions that concern X4's expectations, strategy, plans, or intentions. Forward-looking statements include, without limitation, implied or express statements regarding X4’s future financial performance and position, business strategy, and plans and objectives for future operations; the timing, execution, and expected impact of X4’s restructuring plans (including the scope and timing of workforce reductions); the expected decrease in annual spending; X4’s commercial plans and strategy for mavorixafor; the expected sufficiency of X4’s existing cash resources; the internal and external costs required for X4’s ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected, which may cause the company to use cash more quickly than expected or to change or curtail some of X4’s plans or both; X4’s ability to advance and commercialize mavorixafor to treat chronic neutropenia or to optimize the U.S. promotion of XOLREMDI® (mavorixafor), approved for the treatment of WHIM; the initiation, timing, progress, and results of X4’s current and future preclinical studies and clinical trials and related preparatory work and the period during which the results of trials will become available, as well as X4’s research and development programs. Any forward-looking statements in this press release are based on management's current expectations and beliefs. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond X4’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements, including the risks that: X4’s restructuring activities may be more costly or time-consuming than we expect or may not achieve their intended results; X4’s ability to execute their clinical development plans for mavorixafor to treat chronic neutropenia, including the timing, costs, and results of X4’s pivotal Phase 3 trial; X4 may not be able to obtain regulatory approval for, or successfully commercialize, mavorixafor or any other product candidate for other chronic neutropenic disorders or any other potential indication; X4’s reliance on third parties, including global partnership arrangements; X4’s ability to manage operating expenses and our estimates regarding capital requirements; changes in global economic, business, competitive or regulatory conditions; X4 may have difficulty establishing and maintaining an effective sales and marketing organization or suitable third-party alternatives for any approved products; the expected availability, content, and timing of clinical data from X4’s ongoing clinical trials of mavorixafor may be delayed or unavailable, including X4’s ongoing Phase 3 clinical trial; the design and rate of enrollment for clinical trials, including the current design of a Phase 3 clinical trial evaluating mavorixafor in certain chronic neutropenic disorders may not enable successful completion of the trial(s); X4 may be unable to obtain and maintain regulatory approvals; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development;
and other risks and uncertainties, including those described in the section entitled “Risk Factors” in X4’s Quarterly Report on X4’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 13, 2024, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

X4 Investor Contact:
Daniel Ferry
Managing Director, LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576

X4 Media Contact:
Rhiannon Jeselonis
Ten Bridge Communications
rhiannon@tenbridgecommunications.com